Exhibit 99.3

Griffon Corporation Announces Tender Offer

NEW YORK, NEW YORK – May 9, 2019 – Griffon Corporation (NYSE: GFF) (“Griffon”) announced today that it has commenced a cash tender offer (the “Tender Offer”) for up to $500 million aggregate principal amount (the “Tender Cap”) of 5.25% Senior Notes due 2022 (CUSIP No. 398433 AH5) (the “Notes”). The Tender Offer is described in the Offer to Purchase dated May 9, 2019 (the “Offer to Purchase”). The Tender Offer will expire at 11:59 p.m., New York City time, on June 6, 2019 unless extended (the “Expiration Date”). Griffon expects to fund the Tender Offer with proceeds from a new senior notes offering (the “Notes Offering”) and cash on hand.

Holders who validly tender (and do not validly withdraw) their Notes prior to the early tender deadline of 5:00 p.m., New York City time, on May 22, 2019, unless extended by Griffon in its sole discretion (the “Early Tender Deadline”), shall receive, subject to the Tender Cap, $1,013.13 per $1,000 principal amount of Notes (which amount includes an early tender consent payment of $20.00 per $1,000 principal amount of Notes), plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes.

Holders who validly tender (and do not validly withdraw) their Notes after the Early Tender Deadline, but on or prior to the Expiration Date, shall receive, subject to the Tender Cap, $993.13 per $1,000 principal amount of Notes, plus any accrued and unpaid interest on the Notes up to, but not including, the payment date for such Notes. Holders of Notes tendered after the Early Tender Deadline will not receive an early tender payment.

Except in certain circumstances, Notes tendered may not be withdrawn after the Early Tender Deadline.

The Tender Offer is subject to a number of conditions that are set forth in the Offer to Purchase, including, without limitation, the receipt by Griffon of not less than $500 million in gross proceeds from the Notes Offering (the “Financing Condition”). There can be no assurance that the Notes Offering will be consummated or that any other condition to the Tender Offer will be satisfied. Griffon reserves the right to waive any of the conditions to the Tender Offer including, but not limited to, the Financing Condition.

The complete terms and conditions of the Tender Offer are set forth in the Offer to Purchase and related Letter of Transmittal that are being sent to holders of the Notes.

Griffon also issued a conditional notice of redemption to redeem up to $500 million aggregate principal amount of Notes only if and to the extent that (a) less than $500 million of the Notes are repurchased pursuant to the Tender Offer, and (b) Griffon has completed the Notes Offering on terms satisfactory to Griffon and the gross proceeds of the Notes Offering are at least $500 million.

Griffon has engaged Deutsche Bank Securities Inc. as Dealer Manager for the Tender Offer. Persons with questions regarding the Tender Offer should contact Deutsche Bank Securities Inc. at (212) 250-7527 (Collect) or (855) 287-1922 (Toll Free). Requests for copies of the Offer to Purchase or other tender offer materials may be directed to D.F. King & Company, Inc., the Tender Agent and Information Agent, at (212) 269-5550 (Banks and Brokers) or (800) 330-5136 (All others).

This press release does not constitute an offer to purchase the Notes. The Offer is made solely pursuant to the Offer to Purchase. The Tender Offer is not being made to holders of Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. Holders are urged to read the Offer to Purchase and related documents carefully before making any decision with respect to the Tender Offer. Holders of Notes must make their own decisions as to whether to tender their Notes. None of Griffon, the Dealer Manager or the Tender Agent and Information Agent makes any recommendations as to whether holders should tender their Notes pursuant to the Tender Offer, and no one has been authorized to make such a recommendation.

This press release does not constitute an offer to sell notes pursuant to the Notes Offering, nor a solicitation for an offer to purchase notes pursuant to the Notes Offering. Any offer of notes pursuant to the Notes Offering will be made only by means of a private offering memorandum.

Griffon expressly reserves the right, subject to applicable law, to terminate the Tender Offer.

About Griffon Corporation

Griffon is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through two reportable segments:

•	Home & Building Products segment consists of two companies, The AMES Companies, Inc. (“AMES”) and Clopay Building Products Company, Inc. (“CBP”):

	•	AMES, founded in 1774, is the leading North American manufacturer and a global provider of branded consumer and professional tools, landscaping products, and outdoor lifestyle solutions. In 2018, we acquired ClosetMaid, a leader in wood and wire closet organization, general living storage and wire garage storage products for homeowners and professionals.

•	CBP, since 1964, is a leading manufacturer and marketer of residential and commercial garage doors and sells to professional dealers and some of the largest home center retail chains in North America. In 2018, we acquired CornellCookson, a leading U.S. manufacturer and marketer of rolling steel door and grille products designed for commercial, industrial, institutional, and retail use.

•	Defense Electronics segment consists of Telephonics Corporation, founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Forward-Looking Statements

This communication contains forward-looking statements that may state Griffon’s or its management’s intentions, beliefs, expectations or predictions for the future. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “intend,” “will,” “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “believe” and similar terms. Although Griffon believes that its expectations are reasonable, it can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, risks and uncertainties related to the capital markets generally, the amount of participation in the Tender Offer, whether Griffon will be able to complete the Tender Offer and whether Griffon will consummate the Notes Offering, and other factors detailed in filings made by Griffon with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Griffon does not undertake to update any of these statements in light of new information or future events

Company Contact:	Investor Relations Contact:
Brian G. Harris	Michael Callahan
Chief Financial Officer	Senior Vice President
Griffon Corporation	ICR Inc.
(212) 957-5000	(203) 682-8311